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Exhibit 99.1

Evergreen Energy Announces Pricing of $95 Million of Convertible Secured Notes Due 2012

        DENVER, July 25, 2007—Evergreen Energy Inc. (NYSE Arca: EEE), today announced the pricing of its $95 million Convertible Secured Notes due 2012 to be resold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act").

        At issuance, the notes will be senior, secured obligations guaranteed by the Company's wholly owned subsidiary, Evergreen Operations, LLC, and its subsidiaries.

        The notes will pay interest semi-annually at a rate of 8% per annum. The notes will be convertible, at the holder's option, at an initial conversion rate of 190.4762 shares per $1,000 principal amount of notes, equivalent to a conversion price of approximately $5.25 per share of common stock. Upon conversion, the Company will, at its option, pay cash, deliver shares of common stock, or any combination thereof. If the Company undergoes certain fundamental changes, the holders of the notes may require the Company to repurchase the notes in cash at 100% of the principal amount of the notes, plus any accrued and unpaid interest. The notes mature on August 1, 2012.

        If the closing price of Evergreen's common stock for at least 20 trading days in any 30 consecutive trading day period is at least the conversion price, the initial interest rate will be permanently decreased by 300 basis points. In addition, if the closing price of Evergreen's common stock for at least 20 trading days in any 30 consecutive trading day period is at least 130% of the then applicable conversion price for the notes, or collateral release threshold, the security will be released and the notes will become automatically subordinated. At this trading level, the Company may then redeem the notes at a redemption price payable in cash equal to 100% of the principal amount, plus any accrued and unpaid interest and an additional "coupon make whole payment."

        Evergreen Energy anticipates that it will use the net proceeds from the convertible note offering to fund operations and capital expenditures at our Fort Union plant and for general corporate purposes. The Company will deposit $18 million of such net proceeds in escrow until the Company reaches the collateral release threshold.

        The Company has agreed to file a shelf registration statement with the SEC within 90 days from the issuance of notes with respect to resales of the notes, the guarantees, and any common stock issuable upon conversion of the notes.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

        Any offers of the notes will be made only by means of a private offering circular. The notes and shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from registration under the Securities Act and applicable state securities laws.

About Evergreen Energy Inc.

        Evergreen Energy Inc. refines coal into a cleaner, more efficient and affordable solid fuel that is available today to meet the growing energy demands of industrial and utility customers while addressing important environmental concerns. Visit www.evgenergy.com for more information.

Forward Looking Statements

        Statements in this news release that relate to future plans or projected results of Evergreen Energy Inc are "forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contacts:
Analyst and Investors:	Media and Public Affairs
Karli Anderson	Paul Jacobson
Director of Investor Relations	VP Corporate Communications
303-293-2992	303-239-2992
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